Exhibit 99.2

CHENIERE ENERGY, INC. NEWS RELEASE

Cheniere Announces Expiration of Cash Tender Offer for the Cheniere Corpus Christi Holdings, LLC 7.000% Senior Secured Notes due 2024

HOUSTON—(BUSINESSWIRE)—Cheniere Energy, Inc. (“Cheniere”) (NYSE American: LNG) announced today the expiration of its cash tender offer to purchase any and all of the $1.25 billion aggregate principal amount of the outstanding 7.000% Senior Secured Notes due 2024 (the “Notes”) issued by Cheniere Corpus Christi Holdings, LLC (“CCH”).

The tender offer described herein was made on the terms and conditions set forth in the Offer to Purchase, dated December 5, 2022 (the “Offer to Purchase”) and the related Notice of Guaranteed Delivery. Capitalized terms used but not defined in this announcement have the meanings given to them in the Offer to Purchase.

The Offer to Purchase expired at 5:00 p.m., New York City time, on December 9, 2022 (the “Expiration Date”). The settlement date for the Offer will be December 14, 2022 (the “Settlement Date”).

According to information provided by D.F. King & Co., Inc., $752,330,000 aggregate principal amount of the Notes were validly tendered prior to or at the Expiration Date and not validly withdrawn. In addition, $1,524,000 aggregate principal amount of the Notes were tendered pursuant to the guaranteed delivery procedures set forth in the Offer to Purchase (the “Guaranteed Delivery Procedures”) and remain subject to the Holders’ performance of the delivery requirements under such procedures. The table below provides certain information about the tender offer, including the aggregate principal amount of the Notes validly tendered and not validly withdrawn prior to the Expiration Date and the aggregate principal amount of Notes reflected in Notices of Guaranteed Delivery delivered at or prior to the Expiration Date.

Overall, Cheniere plans to accept for purchase $752,330,000 combined aggregate principal amount of Notes under the tender offer (excluding Notes delivered pursuant to the Guaranteed Delivery Procedures).

Series of Notes(1)	CUSIP Numbers	Aggregate Principal Amount Outstanding	Aggregate Principal Amount Tendered(2)	Aggregate Principal Amount Validly Tendered as of the Expiration Date that Cheniere Plans to Accept(2)	Principal Amount Reflected in Notices of Guaranteed Delivery
7.000% Senior Secured Notes due 2024	16412X AD7, 16412X AA3	$1,250,000,000	$752,330,000	$752,330,000	$1,524,000

(1)	The issuer of the Notes is CCH, which is a wholly-owned subsidiary of Cheniere.
(2)

The amounts exclude the principal amount of Notes for which Holders have complied with certain procedures applicable to guaranteed delivery pursuant to the Guaranteed Delivery Procedures. Such amounts remain subject to the Guaranteed Delivery Procedures. Notes tendered pursuant to the Guaranteed Delivery Procedures are required to be tendered at or prior to 5:00 p.m., New York City time, on December 13, 2022.

Holders of Notes must validly tender and not validly withdraw their Notes, or submit a Notice of Guaranteed Delivery and comply with the related procedures, prior to the Expiration Date in order to be eligible to receive the Consideration for each $1,000 principal amount of the Notes in cash on the Settlement Date. In addition to the Consideration, Holders whose Notes are accepted for purchase will receive a cash payment representing the accrued and unpaid interest on such Notes from the last interest payment date up to, but not including, the Settlement Date. Interest will cease to accrue on the Settlement Date for all accepted Notes, including those tendered through the Guaranteed Delivery Procedures.

For holders who delivered a Notice of Guaranteed Delivery and all other required documentation at or prior to the Expiration Date, upon the terms and subject to the conditions set forth in the Offer to Purchase and Notice of Guaranteed Delivery, the deadline to validly tender Notes using the Guaranteed Delivery Procedures will be 5:00 p.m., New York City time, on December 13, 2022.

Cheniere has retained BofA Securities to act as the dealer manager and D.F. King & Co., Inc. to act as the tender and information agent for the tender offer. For additional information regarding the terms of the tender offer, please contact BofA Securities at (980) 388 3646, (888) 292 0070, or debt_advisory@bofa.com. Requests for copies of the Offer to Purchase and questions regarding the tendering of Notes may be directed to D.F. King & Co., Inc. at (212) 269-5550 (for banks and brokers) or (888) 280-6942 (all others, toll-free) or email cheniere@dfking.com. The Offer to Purchase, and the related Notice of Guaranteed Delivery can be accessed at the following link: www.dfking.com/cheniere.

This press release is for informational purposes only and does not constitute an offer to purchase securities or a solicitation of an offer to sell any securities or an offer to sell or the solicitation of an offer to purchase any securities nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

None of Cheniere, the tender and information agent, the dealer manager or the trustee (nor any of their respective directors, officers, employees or affiliates) makes any recommendation as to whether holders should tender their Notes pursuant to the tender offer, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decisions as to whether to tender their Notes, and, if so, the principal amount of Notes to tender.

Forward-Looking Statements

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, statements regarding Cheniere’s business strategy, plans and objectives, including statements regarding the intended conduct, timing and terms of the tender offer, related financing plans and any future actions by Cheniere in respect of the Notes. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

Cheniere Contacts

Investors
Randy Bhatia	713-375-5479
Frances Smith Media Relations	713-375-5753
Eben Burnham-Snyder	713-375-5764
Phil West	713-375-5586